Exhibit 10.11

                              PRODUCTION AGREEMENT

AGREEMENT made this day of March 2002 by and between the Principal, Raven Moon Home Video Products, LLC., with principal offices at 120 International Parkway, Suite 220, Heathrow, FL 32746 (hereinafter the "Raven Moon") and the Agent, MG Studios, Inc. a Florida Corporation with principal offices at (hereinafter "MG Studios"), collectively "Parties."

WHEREAS, Raven Moon represents it is a Florida corporation in the business of entertainment production and distribution that requires production facilities and production work for hire.

WHEREAS, MG Studios represents it is a Florida corporation that maintains production facilities to video tape, edit and create computer graphics and animation of the type necessary to meet Raven Moon's requirements.

WHERAS, MG Studios represents it is knowledgeable and experienced in the area of television, animation and film production, and is willing and capable of providing and performing same to and for Raven Moon.

NOW THEREFORE, by reason of these premises and in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. WORK FOR HIRE: All Properties created, produced or made in any form by MG Studios its agents or assigns under this Agreement are "Works Made For Hire" as that term is understood under the law of Agency, Copyright and Trademark and all other applicable law. As such, Raven Moon is the "Principal" and MG Studios is the "Agent" under this Agreement.

2. SCOPE OF AGREEMENT: This agreement is for the production of 12 videos of the Gina D's Kids Club Show (hereinafter "Properties" (or "Show" when referred to herein individually)).

3. INCORPORATION: The parties hereby incorporate the March 18, 2002 "Budget for 12 Additional Shows" (hereinafter "Exhibit A" attached to this Agreement) in its entirety.

4. SCOPE OF FACILITIES/WORK/SERVICES: MG Studios agrees to provide the all-inclusive Pre-Production, Production and Post Production facilities, work and services as set forth in "Exhibit A." MG Studios may render the same or similar services for others as well as to engage in other business activities in the entertainment industry.

5.   TIME:

     a. REVIEW AND APPROVAL OF WORK IN PROGRESS: Raven Moon and MG Studios agree to cooperate to establish a timely approval schedule for all work in progress including "milestones" during or prior to Pre-Production of each show and to effectuate such schedule upon commencement or during Pre-Production of each Show. "Milestones" are defined as those steps in Pre-Production, Production and Post Production which are considered standard in the video production industry including, but not limited to, script drafts and re-writes, storyboarding (if any), principal photography, various stages of animation, rough cut, final, etc.).

     b. COMPLETION AND DELIVERY: MG Studios agrees to complete production of the Properties within 36 months of the signing date of this Agreement, or sooner as provided for in Paragraph 8 "Compensation" of this Agreement. Under this scenario, MG Studios will use it's best efforts to Complete and Deliver a final BetaSP master of one of the 12 shows per every three months in a timely manner, provided that Raven Moon does not default according to the payment schedule mentioned in paragraph 8 of this agreement (The final Beta SP master of the first Show is due from MG Studios to Raven Moon no later than or within 90 (Ninety) days after $210,000 for Pre-Production is received by MG Studios on October 17th, 2002 or sooner). Completion and Delivery of the Properties is defined as two dates. The Completion Date is the date upon which Raven Moon approves the final edited version of a Show, such approval not to be unreasonably withheld. The Delivery Date is the date of delivery by MG Studios of a final approved master of each of the Properties to Raven Moon on Beta SP format. The parties may agree on a digital format at a later time should such aid the duplication and distribution processes (each of which are outside of this Agreement).

     c. ACCELERATION OF COMPLETION AND DELIVERY DATES: The Parties agree to accelerate the Completion and Delivery dates of the Properties upon acceleration of payments by Raven Moon to MG Studios. Such acceleration will "pull back" the completion and delivery dates of each individual Show. In no event will the Completion and Delivery date of the 12th and final Show be required sooner than December 31, 2002 even in the event the total due under paragraph 8b (plus any amounts due under the Note) is paid by Raven Moon to MG Studios.

6. REVIEW: Raven Moon shall have the exclusive right to review and oversee all work at any time on any Show and/or the Properties while such are in progress and any and/all completed portions of any Show and/or Properties. Raven Moon agrees to do all Reviews under this Paragraph in a timely manner so as not to incur additional costs and overages. As such, Raven Moon and MG Studios agree to schedule "milestone" reviews as established in paragraph 5a above.

7.   AUTHORIZATION OF OVERAGES (CHARGES ABOVE THOSE CONTEMPLATED IN EXHIBIT A):
     MG Studios agrees not to incur any additional costs and overages above those enumerated in Exhibit A without first advising Raven Moon in writing of any additional costs or overages or additional charges and the costs of such overages. Raven Moon retains the exclusive right to approve any and all overages which may arise, whether at Raven Moon's behest or otherwise, in writing prior to such overages accruing. Only Raven Moon may waive the writing requirement of this Paragraph (Paragraph 7).

8.   COMPENSATION:

     a. Raven Moon agrees to pay MG Studios the amount of $10,000.00 (Ten Thousand Dollars) beginning June 1, 2002.

     b. Raven Moon will make payments to MG Studios on a regular basis (weekly or monthly) which payments will total the amount of $135,700.00 (One Hundred and Thirty-Five Thousand Dollars and Zero cents) (not including any revolving debt owed to MG Studios outlined in paragraph 8d below) per episode, totaling $1,628,400.00 (One Million, Six Hundred and Twenty-Eight Thousand, Four Hundred Dollars and Zero cents) for all twelve (12) episodes during the term of this agreement.

     c. Under no circumstances will Raven Moon be required to pay more than $10,000.00 (Ten Thousand Dollars and Zero cents) per week except upon its own accord. However, money which is otherwise due to MG Studios resulting from changes approved by Raven Moon, or other monies otherwise due, will be added to a revolving Note as described in paragraph 8d below.

     d. Monies accrued and due to MG Studios, additional costs and overages to the budget approved by Raven Moon, and changes to the scope of production approved by Raven Moon shall be added to a revolving Note, which will be guaranteed by Raven Moon and that will bear an APR of 8% (Eight percent).

     e. Raven Moon may pay down debt owed on the revolving Note at any time without penalty. Such payments will be applied to unpaid interest first.

     f. Should a Completion and Delivery deadline be missed by MG Studios as outlined in paragraph 5b above, which missed deadline was not a result of any approved action by Raven Moon, MG Studios will be responsible for damages, unless such missed deadline is due to an act beyond MG Studios' control or an act of God. In addition MG Studios will toll (suspend) interest due on the Note for the entire period of the delay between the original Delivery deadline date and the actual date of the Delivery of the final Beta SP master to Raven Moon.

9. OUTSOURCING/SUBCONTRACTING: Notwithstanding provision under Paragraphs 6 and 7 above, in the event that both parties determine that it must, or actually does outsource or subcontract work or services included in Exhibit A, any overages or additional costs shall be allocated to the party which caused them to be incurred.

10.  INTELLECTUAL PROPERTY:

     a. Raven Moon, among other things, is the creator, producer and owner of the Properties brought into and/or created under this Agreement. Raven Moon is the sole owner of any and all copyrights and trademarks in all form or manner and retains such rights to all works made for hire by MG Studios its agents, subagents or assigns under this Agreement.

     b. Nothing under this Agreement shall be deemed to create ownership of any intellectual property rights by MG Studios, its agents, sub-agents or assigns in the Properties or any material used in the creation and production of the Properties.

     c. Nothing under this Agreement shall create a property ownership by Raven Moon of any business process owned prior to this Agreement or used by MG Studios during the scope of the work for hire relationship here. , unless such business process is created at the written behest of Raven Moon to MG Studios, in which case such business process would also be a work for hire as referenced in Paragraphs 11a and 11b above.

     d. Virtual set. Raven Moon claims all property rights to the virtual set which Raven Moon financed and previously created and produced for uses relating to Gina D's Kids Club. The virtual set of Gina D's Kids Club will be used to create new works, derivative works and compilations under this Agreement and shall remain the property of Raven Moon .

11.  OTHER PROPERTY OWNERSHIP:

               a. Until such time as Raven Moon has met its financial obligation under Paragraph 8 above, MG Studios shall own the right to physical possession of any tapes, discs or other storage medium now known or known in the future containing any Show and/or Properties.

               b. In no event does this "physical ownership" extend to any intellectual property right or any other property rights to the content of the tapes, discs or other storage medium now known or known in the future of any Show and/or Properties.

               c. Physical ownership transfers to Raven Moon at the time that Raven Moon has met its financial obligation under Paragraph 8 above.

               d. Under no circumstances will MG Studios have a physical possession property interest in any particular Show or Properties for which Raven Moon has made payment in full.

12. MITIGATION OF DAMAGES: MG Studios agrees not to hold any tapes, discs or other storage medium from Raven Moon under Paragraph 11 above for any period of time during which the sale and distribution of such tapes, discs or other storage medium by Raven Moon may enable Raven Moon to meet its obligations to MG Studios. MG Studios agrees to release any final Beta SP masters (or on any agreed form) to Raven Moon upon written request for a reasonable period of time to enable Raven Moon to duplicate said masters. MG Studios shall receive an accounting and a minimum of 30% gross sales of duplicates made and of sales of such up until such time as Raven Moon has met its financial obligation under Paragraph 8 above.

13. SATISFACTION OF LIENS: MG Studios agrees to provide Raven Moon all final Properties free and clear of any and all liens, encumbrances or other claims and MG Studios agrees to indemnify Raven Moon for all payments, costs and fees associated with satisfaction of any and all liens, encumbrances or other claims brought in connection with the Properties unless said liens, encumbrances or other claims were incurred by or on behalf of Raven Moon.

14. STUDIO REEL: Upon request by MG Studios, Raven Moon agrees to permit limited use by MG Studios of any Properties created under this Agreement on its "Reel" and/or in written or pictorial form. Such use by MG Studios shall be limited to advertising and/or promotion of MG Studio's facility, personnel and/or services. In any event, no use of the Properties will be permitted until such time as MG Studios requests use in writing and Raven Moon approves the use in writing.


15. CONFIDENTIALITY: Both Raven Moon and MG Studios agree that it will not at any time, or in any fashion or manner divulge, disclose or otherwise communicate to any person or corporation, in any manner whatsoever, any proprietary information of any kind, nature, or description concerning any matters affecting or relating to the business of each others company. This includes its method of operation, or its plans, its processes, or other data of any kind or nature that they know, or should have known, is confidential and not already information that resides in the public domain. Both Raven Moon and the MG Studios expressly agree that confidentiality of these proprietary matters is extremely important and gravely affect the successful conduct of business of each company and its goodwill, and that any breach of the terms of this section is a material breach of this Agreement.

16. TERMINATION: This Agreement may be terminated by the mutual agreement of the parties at any time. Regardless of the reason of termination of this Agreement, Raven Moon agrees to pay MG Studios all monies owed or incurred up to the date of termination and MG Studio agrees to release all material used in the creation of the Properties (tapes, props, costumes, production art, animation discs, etc.) and all physical masters and copies of the Properties to Raven Moon upon payment of all monies owed or incurred up to the date of termination. Should Raven Moon fail to make timely payments under this contract, such default shall be material and MG Studios shall have the right to notify Raven Moon in writing of their default and shall provide Raven Moon ninety (90) days in which to cure. Should Raven Moon not cure their default within the thirty (90) day period, MG Studios shall have the right to terminate this agreement.


16.01     TERMINATION:

     a. Raven Moon or MG Studios have the right to terminate this Agreement at any time with 30 days written notice for cause on the basis of the other's incompetence, ineffectiveness, misconduct, inattention to business, or noncompliance with the provisions of this Agreement.

     b. Raven Moon shall have the right to terminate any episodes that MG Studios has not video taped at the time of Raven Moon giving written notice of such termination or cancellation of future episodes. Any episodes that are currently in production shall be completed under the terms of this Agreement and Raven Moon shall pay MG Studios any monies owed or incurred in completion of these episodes currently in production.

     c. Regardless of the reason of termination of this Agreement, the parties agree to continue to observe the terms and conditions of Section 15 of this Agreement.

     d. Raven Moon shall have the exclusive right to terminate this Agreement without cause on or before May 30, 2002 to enable it to obtain approval of this agreement from the Board of Directors by giving written notice to MG Studios, provided that it addresses and complies with paragraph 4 of the Letter of Intent between both parties dated on March 15th, 2002.

17. In agreement with Raven Moon, MG Studios will accordingly carry the necessary insurance liabilities for the production facility when in production of the Gina D's Kids Club shows.


18. ENTIRE AGREEMENT: This written Agreement, including Exhibit A (which has been incorporated by reference herein), contains the sole and entire agreement between the parties. This Agreement supercedes any and all other agreements written or verbal by and between the parties and any individuals who are employees or consultants of either Raven Moon or MG Studios. The parties acknowledge and agree that neither has made any representation with respect to the subject matter of this Agreement except as expressly stated in the terms of this Agreement. The parties further acknowledge that any previous statements or representations made by either party to the other are now null and void and of no effect.


19. JURISDICTION: This Agreement shall be deemed executed in the State of Florida and shall be construed under the laws of the State of Florida.

20. ARBITRATION: Unless specifically excluded above or by law, the parties agree to submit any controversy or claim arising out of, or relating to any provision(s) of this Agreement, or breach thereof, to binding Commercial Arbitration rules of the American Arbitration Association, so long as such arbitration allows both parties full rights of discovery. Judgment upon the award rendered by the Arbitrator(s) shall be final and binding on the parties and may be entered by either party in any court or forum, state or federal, having jurisdiction. Arbitrator(s) shall award reasonable attorney fees and arbitration costs to the prevailing party.



IN WITNESS WHEROF, the parties hereto have executed this Agreement as of the day and year first written above.


Raven Moon Home Video Products, LLC.        MG Studios, Inc.
By:  /s/                                    By:  /s/
   -----------------------------               -------------------------------
          Joey DiFrancesco,                           Michael Giblisco,
          President                                   President